Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290270

PROSPECTUS

7,962,279 Shares of Common Stock

(and including up to 4,999,950 Dividend Shares)

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to an aggregate of 7,962,279 shares of our common stock, par value $0.001 per share (the “common stock”). These shares of common stock consist of:

●	an aggregate of 2,377,533 shares of common stock (the “Conversion Shares”) issuable upon the conversion of an aggregate of 11,111 shares (the “Series H Shares”), consisting of (i) 8,889 Initial Closing Shares (as defined herein) and (ii) 2,222 Second Closing Shares (as defined herein), of our newly designated Series H Convertible Preferred Stock (the “Series H Preferred Stock”), par value $0.0001 per share and stated value $1,000 per share (the “Stated Value”), at an adjusted conversion price of $7.01 per share (after giving effect to the Reverse Stock Split and the September 2025 Offering (each as defined herein) and based on our reasonable good-faith estimate of the number of Conversion Shares to be issued, if any) (the “Conversion Price”), which such shares of Series H Preferred Stock were issued pursuant to that certain securities purchase agreement, dated as of July 18, 2025, by and among us and the purchaser named therein (the “Purchase Agreement”);

●	an aggregate of 584,796 shares of common stock issuable upon exercise of the Warrants (as defined herein), consisting of (i) 467,836 shares of common stock issuable upon the exercise of the Initial Closing Warrants (as defined herein) and (ii) 116,960 shares of common stock issuable upon the exercise of the Second Closing Warrants (as defined herein), in each case, at an exercise price of $22.50 per share (after giving effect to the Reverse Stock Split (as defined below)), which such Warrants were issued pursuant to the Purchase Agreement; and

●	4,999,950 shares of common stock issuable as dividends (the “Dividend Shares”) to the holders of the Series H Shares at a rate of 9% per annum on the stated value of the Series H Preferred Stock, compounded each calendar quarter over an assumed term of five years.

The Series H Shares, the Warrants, the Conversion Shares and the shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated thereunder, as applicable. We are registering the resale of the Series H Shares, the Warrants, the Conversion Shares, the Warrant Shares and the Dividend Shares.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our common stock.

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FEED.” On December 17, 2025, the closing sale price of our common stock on Nasdaq was $3.26 per share.

Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus on page 5, under similar headings in our annual and periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 5 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

On March 12, 2025, and August 8, 2025, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware to effect a 1-for-11 reverse stock split (the “March 2025 Reverse Stock Split”) and a 1-for-10 reverse stock split (the “August 2025 Reverse Stock Split” and together with the March 2025 Reverse Stock Split, the “2025 Reverse Stock Splits”), respectively, of the shares of our common stock, either issued and outstanding or held by us as treasury stock, effective as of 4:05 p.m. (Delaware time) on March 13, 2025, and August 11, 2025, respectively (together the “2025 Reverse Stock Splits”). All common stock share and per share amounts in this prospectus have been adjusted to give effect to the 2025 Reverse Stock Splits unless otherwise stated, however, may not have been adjusted in the documents incorporated by reference prior to March 13, 2025, and August 11, 2025, as applicable.

ii

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “ENvue,” “ENvue Medical,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to ENvue Medical, Inc. and its subsidiaries.

Overview

We were organized as a Delaware corporation in October 2003. On February 14, 2025, we completed the Merger pursuant to the Merger Agreement, as further described below. Following the consummation of the Merger, ENvue Medical, Inc. (formerly NanoVibronix, Inc.) will conduct its operations through its two wholly-owned subsidiaries: (i) NanoVibronix Ltd., a private company incorporated under the laws of the State of Israel (“Nano OpCo”) and (ii) ENvue Medical Holdings LLC, a Delaware limited liability company (together with its respective subsidiaries, “ENvue”). Nano OpCo focuses on non-invasive biological response-activating devices that target biofilm prevention, pain therapy, and wound healing and can be administered at home, without the assistance of medical professionals. ENvue is a medical device company engaged in the research, development, production, marketing, and sale of medical devices in the field of enteral feeding and are in the initial stage of commercializing our products. On December 8, 2025, we filed a Certificate of Amendment to our Certificate of Incorporation to change the name of the Company from “NanoVibronix, Inc.” to “ENvue Medical, Inc.” effective as of December 12, 2025 (the “Name Change”). In addition, effective before the open of market trading on December 12, 2025, on which date our common stock also began trading under the ticker symbol “FEED.”

Agreement and Plan of Merger

On February 14, 2025, pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 14, 2025, by and among us, NVEH Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“First Merger Sub”), NVEH Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Second Merger Sub”), and ENvue Medical Holdings, Corp. (“Predecessor ENvue” or “ENvue”), the Company and Predecessor ENvue effected (i) a merger of First Merger Sub with and into Predecessor ENvue, with the First Merger Sub ceasing to exist and Predecessor ENvue becoming a wholly-owned subsidiary the Company and (ii) the merger of Predecessor ENvue with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger (“Surviving Entity”). At the effective time of the Second Merger, the certificate of formation of the Surviving Entity was amended and restated to, among other things, to change the name of the Surviving Entity to “ENvue Medical Holdings LLC.” In connection with the Merger Agreement, we issued (i) 3,318 shares of common stock, which such number of shares represented no more than 4.9% (the “Exchange Cap”) of the outstanding shares of common stock as of immediately before the First Effective Time and (ii) Pre-Funded Warrants to purchase up to 12,526 shares of our common stock at an exercise price of $0.001 per share, and (iii) 57,772 shares of Series X Non-Voting Convertible Preferred Stock (the “Series X Preferred Stock”) in excess of the Exchange Cap to the holders of Predecessor ENvue in consideration for 100% of Predecessor ENvue. Each share of Series X Preferred Stock will be convertible into 100 shares of our common stock, subject to and contingent upon the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at a meeting of stockholders to approve, for purposes of the Nasdaq Listing Rules, the issuance of shares of our common stock to the stockholders of Predecessor ENvue upon conversion of any and all shares of Series X Preferred Stock in accordance with the terms of the Certificate of Designation for the Series X Non-Voting Convertible Preferred Stock.

The Merger was consummated and completed on February 14, 2025.

1

Private Placement of Series H Preferred Stock and Warrants

On July 18, 2025, we entered into the Purchase Agreement with a certain institutional investor pursuant to which we agreed to sell to such investor in an initial closing (the “Initial Closing”) (i) 8,889 shares of Series H Preferred Stock (the “Initial Closing Shares”) and (ii) warrants (the “Initial Closing Warrants”) to acquire up to an aggregate of 467,836 shares of common stock at an exercise price of $22.50 (the “Initial Closing Warrant Shares”). Pursuant to the terms of the Purchase Agreement, we issued in a second closing (the “Second Closing”) an additional (i) 2,222 shares of Series H Preferred Stock (the “Second Closing Shares”) with a total stated value of $2,222,222 (representing $2,000,000 of subscription amount) and (ii) warrants (the “Second Closing Warrants” and together with the Initial Closing Warrants, the “Warrants”) to purchase up to 116,960 shares of common stock at an exercise price of $22.50 (the “Second Closing Warrant Shares”) (the Initial Closing and the Second Closing together, the “Private Placement”).

Additionally, pursuant to the terms of the Purchase Agreement, we have agreed that during the period ending 36 months from the effective date of the registration statement registering the resale of the Conversion Shares and the Warrant Shares, the investor in the Private Placement shall have the right, but no obligation, upon notice to us from time to time, to purchase up to an aggregate of $44,000,000 stated value (representing 44,000 shares of Series H Preferred Stock and $39,600,000 of subscription amount) of additional Series H Preferred Stock, which shall have identical terms to the Series H Shares issued at the Initial Closing (as defined below), except that the initial conversion price of such additional shares of Series H Preferred Stock shall be equal to 85% of the arithmetic average of the three (3) lowest VWAPs during the ten trading days prior to the date of the investor’s exercise of such right.

The Initial Closing occurred on July 22, 2025, and the Second Closing occurred on October 30, 2025. The aggregate net proceeds from the Private Placement were approximately $9 million, after deducting placement agent fees and other offering expenses payable by us. We used $5 million of the net proceeds from the Initial Closing to redeem certain outstanding shares of its Series X Preferred Stock in accordance with the terms of the Certificate of Designations of the Series X Preferred Stock.

Among other covenants, the Purchase Agreement requires us to hold a meeting of our stockholders at the earliest practicable date to seek approval (the “Stockholder Approval”) under Nasdaq Stock Market Rule 5635(d) for the issuance of shares of common stock in excess of 19.99% of our issued and outstanding shares of common stock at prices below the “Minimum Price” (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) on the date of the Purchase Agreement pursuant to the terms of the Certificate of Designations (as defined below) and the Warrants and to hold a meeting every four months thereafter to seek the Stockholder Approval if such approval is not obtained at the initial meeting until the earlier of the date Stockholder Approval is obtained or the Series H Preferred Stock is no longer outstanding. Additionally, pursuant to the terms of the Purchase Agreement, we have also agreed to file the registration statement which this prospectus forms a part as soon as reasonably practicable.

Series H Preferred Stock

The initial Conversion Price of the Series H Shares prior to adjustment following the September 2025 Offering was $10.10 per share. Following the September 2025 Offering, the Series H Shares are convertible into the Conversion Shares at the election of the holders of the Series H Shares at any time at an adjusted Conversion Price of $7.01 per share. The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like (subject to certain exceptions), anti-dilution provisions, and a floor price of $2.02.

Stockholder Approval. Prior to obtaining Stockholder Approval, we may not issue, upon conversion of the Series H Preferred Stock, a number of shares of common stock that would exceed 19.99% of the issued and outstanding common stock on the date of the Initial Closing.

2

Dividends. Holders of the Series H Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 9% per annum, payable on each conversion date with respect only to Series H Preferred Stock being converted) in duly authorized, validly issued, fully paid and non-assessable shares of common Stock at the Conversion Price then in effect in accordance with the terms of the Certificate of Designations, Rights, Preferences and Limitations of the Series H Preferred Stock (the “Certificate of Designations”).

Voting. Except as otherwise provided in the Certificate of Designations or as otherwise required by law, the Series H Preferred Stock shall have no voting rights. However, as long as any shares of Series H Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of the Series H Preferred Stock of a majority of the then outstanding shares of the Series H Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock or alter or amend the Certificate of Designations, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series H Preferred Stock, (c) increase the number of authorized shares of Series H Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Warrants

The Warrants are exercisable for shares of common stock on the date of Stockholder Approval (the “Stockholder Approval Date”), at an exercise price of $22.50 per share and expire 18 months from the Stockholder Approval Date. The exercise price of the Warrants is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like.

September 2025 Registered Direct Offering

On September 16, 2025, we entered into a securities purchase agreement with a single institutional investor, pursuant to which we agreed to issue and sell (i) 74,114 shares of common stock and (ii) prefunded warrants to purchase up to 217,090 shares common stock in a registered direct offering (the “September 2025 Offering”). The offering price was $7.01 per share of common stock and $7.009 per prefunded warrant, which is the price of each share of common stock sold in the September 2025 Offering, minus the $0.001 exercise price per Prefunded Warrant. The net proceeds from the September 2025 Offering were approximately $1.8 million, after deducting placement agent fees and estimated offering expenses payable by us.

2025 Reverse Stock Splits

On March 12, 2025, and August 8, 2025, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware to effect the March 2025 Reverse Stock Split and the August 2025 Reverse Stock Split, respectively, of the shares of our common stock, either issued and outstanding or held by us as treasury stock, effective as of 4:05 p.m. (Delaware time) on March 13, 2025, and August 11, 2025, respectively. All common stock share and per share amounts in this prospectus have been adjusted to give effect to the 2025 Reverse Stock Splits unless otherwise stated, however, may not have been adjusted in the documents incorporated by reference prior to March 13, 2025, and August 11, 2025, as applicable.

Corporate Name and Ticker Change

On December 8, 2025, we filed a Certificate of Amendment to our Certificate of Incorporation to change the name of the Company from “NanoVibronix, Inc.” to “ENvue Medical, Inc.” effective as of December 12, 2025 (the “Name Change”). In addition, effective before the open of market trading on December 12, 2025, our common stock ceased trading under the ticker symbol “NAOV” and began trading on the Nasdaq Stock Market under the ticker symbol “FEED”.

Corporate Information

We were organized in the State of Delaware on October 20, 2003. Our principal executive offices are located at 949 Pruitt Avenue, Tyler, Texas 77569. Our telephone number is (914) 233-3004. Our website address is www.envuemed.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

3

THE OFFERING

Common Stock to be Offered by the Selling Stockholders

Up to 7,962,279 shares of our common stock, comprised of (i) 2,377,533 Conversion Shares, (ii) 584,796 Warrant Shares, and (iii) 4,999,950 Dividend Shares.

We are also registering up to 4,999,950 Dividend Shares in connection with the payments of dividends in the form of shares of Common Stock, if any, to the holders of the Series H Shares.

Use of Proceeds	All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” beginning on page 11 of this prospectus for additional information.

Registration Rights

Under the terms of the Purchase Agreement, we agreed to file this registration statement with respect to the registration of the resale by the selling stockholders of the Conversion Shares and the Warrant Shares as soon as reasonably practicable.

See “Selling Stockholders” on page 12 of this prospectus for additional information.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 13 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock is listed on Nasdaq under the symbol “NAOV.”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the information and documents incorporated by reference in this prospectus.

4

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our Quarterly Reports for the quarters ended March 31, 2025, and June 30, 2025, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Our Common Stock

If we fail to comply with the continued listing requirements of Nasdaq, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $2.5 million and a minimum closing bid price of $1.00 per share or risk delisting, which would have a material adverse effect on our business. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

We have in the past, and may in the future, be unable to comply with certain of the listing standards that we are required to meet to maintain the listing of our common shares on Nasdaq. For example, On April 10, 2024, we received a letter (the “Letter”) from the Staff of the Nasdaq Stock Market, LLC (the “Staff”) indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days between February 27, 2024, and April 9, 2024, we did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The Letter also indicated that we were provided with a compliance period of 180 calendar days, or until October 7, 2024, in which to regain compliance with the Bid Price Rule pursuant to Nasdaq Listing Rule 5810(c)(3)(A). We did not regain compliance with the Bid Price Rule by October 7, 2024, and on October 8, 2024, Nasdaq notified us that our securities were subject to delisting from Nasdaq unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). We subsequently timely requested a hearing before the Panel, which was held on December 5, 2024 (the “Hearing”).

On November 19, 2024, we received an additional deficiency notice from the Staff indicating that we no longer satisfied the $2.5 million stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) for continued listing on Nasdaq. The Staff indicated that our non-compliance with the Equity Rule would be considered by the Panel at the Hearing and could serve as an additional basis for delisting of our securities from Nasdaq.

On December 26, 2024, we received a letter (the “Decision Letter”) from the Panel granting a limited extension of time for us to demonstrate compliance with the Bid Price Rule and the Equity Rule for continued listing on Nasdaq, subject to the following conditions: (i) on or before February 27, 2025, we will have obtained stockholder approval to effect a reverse stock split of our common stock; (ii) on or before March 31, 2025, we shall have effected a reverse stock split and, thereafter, maintain a $1.00 closing bid price of our common stock for a minimum of ten consecutive trading days; (iii) on or before March 31, 2025, we are required to demonstrate compliance with the Equity Rule by filing public disclosure with the SEC and demonstrate long-term compliance with the Equity Rule; and (iv) on or before March 31, 2025, we are required to demonstrate compliance with all continued listing requirements for Nasdaq. On February 24, 2025, we obtained approval from our stockholders to file a certificate of amendment to our Certificate of Incorporation to effectuate the March 2025 Reverse Stock Split, among others, and on March 13, 2025, the March 2025 Reverse Stock Split became effective.

5

On April 9, 2025, we received a letter (the “April Letter”) from the Staff notifying us that we had demonstrated compliance with the Bid Price Rule and the Equity Rule as required by the Panel pursuant to the Decision Letter.

Pursuant to the April Letter, we will be subject to a mandatory panel monitor for a period of one year from the date of the April Letter. If, within that one-year monitoring period, Staff finds us again out of compliance with the Equity Rule that was subject of the exception, notwithstanding Nasdaq Listing Rule 5810(c)(2), we will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for us to regain compliance with respect to that deficiency, nor will the company be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3). Instead, the Staff will issue a Delist Determination Letter and we will have an opportunity to request a new hearing with the Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

There is no assurance that we will maintain compliance with the minimum listing requirements with all applicable requirements for continued listing on Nasdaq. If our common stock were delisted from Nasdaq, trading of our common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

The sale of a substantial amount of our shares in the public market could adversely affect the prevailing market price of our securities.

We are registering for resale up to 7,962,279 shares of our common stock held by the selling stockholders, which is a significant number of shares compared to the current number of total shares of common stock issued and outstanding. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. The issuance the shares of common stock upon conversion of the Series H Shares and the exercise of the Warrants and the issuance of the Dividend Shares, for example, is likely to further depress the price of our common stock, which could, among other factors, make it more difficult for to maintain compliance with Nasdaq’s continued listing requirements. We cannot predict if and when selling stockholders may sell such shares of our common stock in the public markets. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities convertible into shares of our common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause the market price of our securities to decline.

The issuance of the shares of common stock covered by this prospectus could significantly increase the total number of shares of common stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

The shares of common stock being offered pursuant to this prospectus represent Conversion Shares, Warrant Shares and Dividend Shares issuable upon the conversion and exercise of the Series H Shares and the Warrants and issuable as dividends to the holders of the Series H Shares, respectively. As of December 5, 2025, there were 1,088,192 shares of common stock issued and outstanding (prior to any deemed issuance of any Conversion Shares or Warrant Shares). If we are required to issue the maximum number of Conversion Shares, Warrant Shares and Dividend Shares that are being registered hereunder, the number of shares of common stock issued and outstanding after such issuance would represent approximately 806.6% of the number of shares of common stock issued and outstanding as of the date of this prospectus. As a result, an existing stockholder’s proportionate interest in us will be substantially diluted. The actual number of shares of common stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus.

6

The Certificate of Designations provides for the payment of cumulative dividends in shares of our common stock which will require us to have shares of common stock available to pay the dividends.

Each share of the Series H Preferred Stock is entitled to receive cumulative dividends at the rate per share of 9% per annum (as a percentage of the Stated Value per share), payable on each conversion date (with respect to only the shares of Series H Preferred Stock being converted), in duly authorized, validly issued, fully paid and non-assessable shares of common stock at the conversion price then on effect in accordance with the terms of the Certificate of Designations. As such, we may rely on having available shares of common stock to pay such dividends, which will result in dilution to our shareholders. If we do not have such available shares, we may not be able to satisfy our obligations as related to these dividends pursuant to the terms of the Certificate of Designations.

The Certificate of Designations contains certain anti-dilution provisions, which may dilute the interests of our stockholders, depress the price of our common stock, and make it difficult for us to raise additional capital.

Certain events, for example, a Dilutive Issuance (as defined in the Certificate of Designations) may reduce the conversion price of the Series H Preferred Stock, which in turn may lead to further dilution to the holders of our common stock. In addition, the perceived risk of dilution may cause our shareholders to be more inclined to sell their common stock, which may in turn depress the price of common shares regardless of our business performance. We may also find it more difficult to raise additional equity capital while any of the Series H Shares and the Warrants remain outstanding.

Under the Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Purchase Agreement contains, among others, the following restrictive covenants: (A) from the date of the Purchase Agreement until 90 days after the Stockholder Approval Date, we shall not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Purchase Agreement and (B) until the one year anniversary of the date of the Initial Closing, we shall be prohibited from entering into any variable rate transactions, subject to certain exceptions.

If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the investor party to the Purchase Agreement, which such investor is not obligated to grant to us.

Additionally, the Purchase Agreement requires us to hold a meeting of our stockholders at the earliest practicable date to seek the Stockholder Approval and to hold a meeting every four months thereafter to seek the Stockholder Approval if such approval is not obtained at the initial meeting until the earlier of the date the Stockholder Approval is obtained or the Series H Preferred Stock is no longer outstanding, which may be time consuming and costly.

7

Risks Related to our Prior Independent Registered Public Accounting Firm

We may incur material expenses or delays in financings or SEC filings due to the dismissal of our prior independent registered public accounting firm, Zwick CPA, PLLC, and our stock price and access to the capital markets may be affected.

As a public company, we are required to file financial statements with the SEC that are audited or reviewed, as applicable, by an independent registered public accounting firm. In August 2025, following discussions with Zwick CPA, PLLC (“Zwick”) regarding potential proceedings that could be instituted against them, which may result in their suspension or bar from appearing or practicing before the SEC as an independent registered public accounting firm, we were notified by Zwick that they could no longer continue to serve as our independent registered public accounting firm for purposes of providing audited financial statements in compliance with SEC rules. Our access to the capital markets, and our ability to make timely SEC filings, has depended in the past and will continue to depend on having financial statements audited or reviewed by an independent registered public accounting firm.

As of the date of this prospectus, Zwick has been engaged in ongoing discussions with the PCAOB. Furthermore, we have been advised by Zwick that the firm intends to dissolve in the near future. In connection with the foregoing, we anticipate that the PCAOB may determine that investors cannot rely on Zwick’s audit reports or the financial statements audited by Zwick for the years ended December 31, 2024, and 2023, or on Zwick to provide customary deliverables such as consents or comfort letters in connection with financings or other transactions. While a revocation of Zwick’s registration would not, in and of itself, affect the validity of Zwick’s previously issued audit reports, the absence of their consent could require us to have our financial statements for prior years re-audited by our current independent registered public accounting firm. This could result in significant delays, additional costs, and other complications in connection with financings or other transactions. Any delay in or inability to access the public capital markets could disrupt our operations and adversely affect the price and liquidity of our securities. factors could materially and adversely affect the market price of our common stock and our ability to access the capital markets.

8

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

● Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.”

● The Certificate of Designations contains certain anti-dilution provisions that may result in the reduction of the conversion price for the Series H Preferred Stock in the future. This feature may result in an indeterminate number of shares of common stock being issued upon conversion of the Series H Preferred Stock.

● The intended benefits of the Merger may not be realized.

● The market price of our common stock after the Merger may be subject to significant fluctuations and volatility, and the stockholders of the company may be unable to resell their shares at a profit and may incur losses.

● Changes in the business operations, strategies and focus of the combined company following the Merger may not result in an improvement in the value of our common stock.

● Risks related to ENvue’s financial condition, business and operations, as well as legal, regulatory and compliance matters.

● Risks related to the ENvue System, including marketing, future adoption of and successful commercialization of the ENvue System.

● Our history of losses and expectation of continued losses.

● Global economic and political instability and conflicts, such as the conflict between Russia and Ukraine, could adversely affect our business, financial condition or results of operations.

● Increasing inflation could adversely affect our business, financial condition, results of operations or cash flows.

● Our ability to raise funding for, and the timing of, clinical studies and eventual U.S. Food and Drug Administration approval of our product candidates.

● Regulatory actions that could adversely affect the price of or demand for our approved products.

● Market acceptance of existing and new products.

● Favorable or unfavorable decisions about our products from government regulators, insurance companies or other third-party payers (including CMS).

● Risks of product liability acclaims and the availability of insurance.

● Our ability to generate internal growth.

● Risks related to computer system failures and cyber-attacks.

● Our ability to obtain regulatory approval in foreign jurisdictions.

● Uncertainty regarding the success of our clinical trials for our products in development.

● Risks related to our operations in Israel, including political, economic and military instability.

● The price of our securities is volatile with limited trading volume.

● Our ability to maintain compliance with the continued listing requirements of Nasdaq and the risk that our common stock will be delisted if we cannot do so.

● Our ability to maintain effective internal control over financial reporting and to remedy identified material weaknesses.

● We are a “smaller reporting company” and have reduced disclosure obligations that may make our stock less attractive to investors.

● Our intellectual property portfolio and our ability to protect our intellectual property rights.

● Our ability to recruit and retain qualified regulatory and research and development person.

● Unforeseen changes in healthcare reimbursement for any of our approved products.

● The adoption of health policy changes and health care reform.

9

● Lack of financial resources to adequately support our operations.

● Difficulties in maintaining commercial scale manufacturing capacity and capability.

● Changes in our relationship with key collaborators.

● Changes in the market valuation or earnings of our competitors or companies viewed as similar to us.

● Our failure to comply with regulatory guidelines.

● Uncertainty in industry demand and patient wellness behavior.

● General economic conditions and market conditions in the medical device industry.

● Future sales of large blocks of our common stock, which may adversely impact our stock price.

● Depth of the trading market in our common stock.

You should read this prospectus and any related free-writing prospectus and the documents incorporated by reference in this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. The forward-looking statements contained in or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

10

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if such Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

11

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon conversion and exercise of the Series H Shares and the Warrants, as applicable, as well as upon the issuance of dividends to the holders of the Series H Shares. For additional information regarding the issuances of those shares of Series H Preferred Stock, the Warrants and the Dividend Shares, see “Private Placement of Series H Preferred Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as described below under “Relationships with the Selling Stockholders,” the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholders, based on its ownership of our securities as of December 8, 2025, assuming exercise and conversion of any warrants and shares of preferred stock held by the selling stockholders on that date, without regard to any limitations on exercises or conversions and as may be applicable.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the Series H Preferred Stock set forth therein, or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of the Purchase Agreement with the selling stockholders, this prospectus generally covers the resale of the sum of the Conversion Shares, the Warrant Shares and the Dividend Shares described above and determined as if such outstanding Series H Shares and the Warrants were converted and exercised in full and the dividends payable on the Series H Shares were issued in full, and as applicable as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Certificate of Designations and the Warrants, without regard to any limitations on the exercise or conversion of the Warrants and the Series H Preferred Stock, as applicable, or the issuance of the Dividend Shares in full. The fourth and fifth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus and takes into account any limitations on exercise and conversion of any warrants and shares of preferred stock held by the selling stockholders.

Under the terms of the Certificate of Designations and the Warrants, a selling stockholder may not exercise or convert its applicable Warrants or shares of Series H Preferred Stock to the extent such exercise or conversion, as applicable, would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding common stock following such exercise or conversion, as applicable, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants or conversion of the Series H Preferred Stock which have not been exercised or converted. The number of shares in the second and third column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of common stock owned prior to offering	Maximum number of shares of common stock to be sold pursuant to this Prospectus(2)	Number of shares of common stock owned after offering	Percentage of common stock owned after offering

Alpha Capital Anstalt(1)	9,369,126	7,962,279	119,759	9.99%

(1)

Shares of common stock to be sold pursuant to this prospectus represent the number of shares of common stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of the Series H Shares and the Warrants beneficially owned by the selling stockholder, and the Dividend Shares. The shares that may be sold under this prospectus are comprised of (i) 2,377,533 Conversion Shares, (ii) 584,796 Warrant Shares and (iii) up to an aggregate of 4,999,950 Dividend Shares. Other shares of common stock beneficially owned prior to this offering consist of (i) 9,166 shares of common stock, (ii) 40,996 shares of Series X Preferred Stock, convertible into 1,218,586 shares of common stock (subject to a 9.99% beneficial ownership limitation), (iii) 12,526 shares of common stock issuable upon the exercise of certain pre-funded warrants issued in March 2025, and (iv) 166,569 shares of common stock issuable upon the exercise of certain warrants issued in May 2025, exercisable or convertible, as the case may be, within 60 days of December 8, 2025 (subject to a 9.99% beneficial ownership limitation).

Nicola Feuerstein has shared voting control and investment discretion over the securities reported herein that are held by Alpha Capital Anstalt. As a result, Nicola Feuerstein may be deemed to have beneficial ownership of the securities reported herein that are held by Alpha Capital Anstalt. The address of Alpha Capital Anstalt is Altenbach 8, FL-9490 Vaduz, Furstentums, Liechtenstein.

(2)	The number of shares of common stock in this column additionally includes up to an aggregate of 4,999,950 Dividend Shares issuable as dividends to the holders of the Series H Shares held by the selling stockholder prior to this offering.

Relationships with the Selling Stockholders

Alpha Capital Anstalt purchased securities in the Private Placement, in the underwritten public offering of our Series G Convertible Preferred Stock and Warrants consummated in May 2025, and in the September 2025 Offering. We also issued Alpha Capital Anstalt shares of our Series X Preferred Stock in connection with the Merger.

12

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Series H Shares and exercise of the Warrants, as applicable, and the issuance of dividends on the Series H Shares, to permit the resale of these shares of common stock by the holders of the Series H Shares and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

● on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

● in the over-the-counter market;

● in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

● through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

● ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

● block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

● an exchange distribution in accordance with the rules of the applicable exchange;

● privately negotiated transactions;

● short sales made after the date this registration statement is declared effective by the SEC;

● broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

● a combination of any such methods of sale; and

● any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may transfer the securities by other means not described in this prospectus. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

The selling stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

13

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of securities by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the Purchase Agreement, estimated to be $4,343.38 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

14

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

EXPERTS

The consolidated financial statements of ENvue Medical, Inc. (formerly NanoVibronix, Inc.) and subsidiaries, as of and for the years ended December 31, 2024, and 2023, included in the Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated in this prospectus by reference, have been so incorporated in reliance on the report by Zwick CPA, PLLC upon the authority of such firm as experts in accounting and auditing (which such report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.envuemed.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 20, 2025, August 19, 2025, and November 14, 2025, respectively;

●	Our Current Reports on Form 8-K, filed with the SEC on January 6, 2025, January 7, 2025, February 14, 2025, February 25, 2025, March 12, 2025, April 3, 2025, April 11, 2025, May 16, 2025, June 4, 2025, July 9, 2025, July 22, 2025, July 30, 2025, August 8, 2025, August 14, 2025, September 17, 2025, October 30, 2025, December 5, 2025, and December 12, 2025; and

●	The description of our common stock contained in our Registration Statement on Form 8-A, filed on October 19, 2017 pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in the “Description of Securities” filed as Exhibit 4.17 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, and any amendment or report filed with the SEC for purposes of updating such description.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

15

7,962,279 Shares of Common Stock

(and including up to 4,999,950 Dividend Shares)

COMMON STOCK

PROSPECTUS